Exhibit 99.1

Cassava Sciences Announces Expansion of Leadership Team

•	Chris Cook, A Skilled Litigator, To Join Management Team as General Counsel
•	New Position Is Expected to Be Critical to Operations and Strategic Initiatives

AUSTIN, Texas – October 27, 2022 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, announced the expansion of its leadership team with the appointment of Christopher Cook as Senior Vice President and General Counsel. This is a newly created position, reporting to Remi Barbier, President & CEO.

“Chris is an accomplished legal advisor, a skilled litigator and a proven leader in legal matters,” said Remi Barbier. "We’re very excited that Chris will shortly join us as Cassava Sciences’ in-house General Counsel. I’m confident his experience and deep expertise will be a critical addition to the Company’s business operations and strategic initiatives.”

Chris has over 25 years of experience working in health care, private practice and government. He joins Cassava Sciences from Alcon, a publicly traded medical company, where he served as the Global Head of Litigation and Government Investigations since 2017. Prior to Alcon, he was the Vice President and division General Counsel for Walmart Central America in San Jose, Costa Rica. Chris practiced law at Jones Day, a multinational law firm, for seventeen years, where he was a litigation partner in the firm's Washington, DC and Chicago offices. Before Jones Day, Chris served as an Assistant United States Attorney in Chicago. He holds a B.A. in English from Emory University and a Juris Doctor from Harvard Law School.

Phase 3 Clinical Program

Cassava Sciences’ on-going Phase 3 program consists of two double-blind, randomized, placebo-controlled studies of simufilam, an investigational oral drug, in approximately 1,750 patients with mild-to-moderate Alzheimer’s disease. Both Phase 3 studies have Special Protocol Assessments (SPA) from the U.S. Food and Drug Administration. For more information about Cassava Sciences’ Phase 3 studies, please visit ClinicalTrials.gov:

https://www.clinicaltrials.gov/ct2/show/NCT04994483?term=simufilam&draw=2&rank=3

https://www.clinicaltrials.gov/ct2/show/NCT05026177?term=simufilam&draw=2&rank=4

About Simufilam

Simufilam is Cassava Sciences’ proprietary, small molecule (oral) drug candidate that restores the normal shape and function of altered filamin A (FLNA) protein in the brain. Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. is a clinical-stage biotechnology company based in Austin, Texas. Our mission is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Our novel science is based on stabilizing – but not removing – a critical protein in the brain. For more information, please visit: https://www.CassavaSciences.com.

For More Information Contact:

Eric Schoen, Chief Financial Officer

(512) 501-2450

eschoen@CassavaSciences.com

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